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                                  MERGER AGREEMENT

          THIS MERGER AGREEMENT (this "Agreement") is made and entered into on the 28th day of May, 1999, by and between UCFC Merger Corp., an Ohio corporation ("Merger Corp."), and a wholly-owned subsidiary of United Community Financial Corp., an Ohio corporation ("UCFC"), and Butler Wick Corp. ("BWC"), an Ohio corporation;

                                    WITNESSETH:

          WHEREAS, UCFC and BWC are parties to an Agreement and Plan of Merger dated April 15, 1999 (the "Plan of Merger"), pursuant to which BWC will merge with Merger Corp.;

          WHEREAS, the authorized capital of Merger Corp. consists of 850 common shares, each without par value, all of which are issued and outstanding and are owned of record by UCFC;

          WHEREAS, the authorized capital of BWC consists of 200,000 common shares, each without par value, 88,970 of which are issued and outstanding and owned of record by 44 shareholders; and

          WHEREAS, the Boards of Directors of Merger Corp. and BWC believe that the merger of BWC with Merger Corp. is in the best interest of BWC and Merger Corp.;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, BWC and Merger Corp., each intending to be legally bound, hereby agree that the terms of the merger shall be as follows:

                                    ARTICLE ONE

          SECTION 1.01. At the Effective Time (hereinafter defined), BWC shall merge with Merger Corp. (the "Merger") and BWC shall be the continuing, surviving and resulting company in the Merger, shall continue to exist as an Ohio corporation and shall be the only one of Merger Corp. and BWC to continue its separate corporate existence at and after the Effective Time. As used in this Agreement, the term "Surviving Corporation" refers to BWC at and after the Effective Time. The name of the Surviving Corporation shall be "Butler Wick Corp." Notwithstanding the foregoing, the structure of the Merger may be changed in accordance with Section 2.01(b) of the Plan of Merger.

          SECTION 1.02. Except as provided in Sections 1.03 and 1.04 of this Article, each common share of BWC issued and outstanding prior to the Merger shall, by virtue of the Merger and without any action on the part of the parties hereto, be converted at the Effective Time into the right to receive a number of UCFC common shares, each

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without par value, which is the quotient of 1,700,000 divided by the number of BWC common shares issued and outstanding immediately prior to the Effective Time, subject to adjustment pursuant to Section 2.07 of the Plan of Merger and to the proviso to Section 2.02(a) of the Plan of Merger (the "Exchange Ratio"). Notwithstanding any other provision herein, the Exchange Ratio will be rounded to the nearest hundredth.

          SECTION 1.03. Any common shares of BWC held in the treasury of BWC immediately prior to the Effective Time shall be retired, canceled and extinguished. Each common share of Merger Corp. issued and outstanding immediately prior to the Effective Time shall be converted into one common share of the Surviving Corporation.

          SECTION 1.04. Promptly after the Effective Time, BWC common shares held by holders who did not vote in favor of the Merger and who otherwise are entitled to and do perfect their dissenters' rights under Ohio law, shall not be converted into the right to receive the Exchange Ratio in accordance with
Section 1.02 of this Article, but such BWC common shares shall represent only the right to receive the "fair cash value" of such dissenting shares as provided under Ohio law. If a dissenting shareholder shall have failed to perfect or shall have effectively withdrawn or lost such dissenters' rights, such BWC common shares shall thereupon be deemed to have been converted into the right to receive the Exchange Ratio in accordance with Section 1.02 of this Article as of the Effective Time without any interest thereon.

                                    ARTICLE TWO

          SECTION 2.01. Notwithstanding any other provision of this Agreement, the obligation of Merger Corp. and BWC to effect the Merger shall be subject to:
(i) the satisfaction at or before the Effective Time of each of the conditions set forth in Article Seven of the Plan of Merger; and (ii) the approval of this Agreement by UCFC as the sole shareholder of Merger Corp. at a meeting of shareholders duly called and held (or by consent in lieu thereof).

          SECTION 2.02. Notwithstanding anything to the contrary in this Agreement and notwithstanding the adoption of the Plan of Merger by the shareholders of BWC and Merger Corp., this Agreement may be terminated and the Merger abandoned as provided in the Plan of Merger.

                                   ARTICLE THREE

          SECTION 3.01. A Certificate of Merger evidencing the transactions contemplated herein shall be delivered for filing to the Secretary of State of Ohio in accordance with the Plan of Merger. The Merger shall be effective at the time and on the date specified in such Certificate Of Merger (the "Effective Time").

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          SECTION 3.02.  In the event of the termination of the Plan of Merger in accordance with Article Eight thereof, this Agreement shall terminate and shall thereafter be of no further force or effect.

                                    ARTICLE FOUR

          SECTION 4.01. This Agreement may be executed in two or more counterparts which shall be deemed to constitute a single Agreement.

          SECTION 4.02. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

          IN WITNESS WHEREOF, Merger Corp. and BWC have caused this Agreement to be signed by their duly authorized officers on the date first above written.


ATTEST:                                 UCFC Merger Corp.



/s/ Donald J. Varner                    By: /s/ Douglas M. McKay
-----------------------                    ------------------------
Donald J. Varner                           Douglas M. McKay
Secretary President


ATTEST:                                 BUTLER WICK CORP.



/s/ Franklin S. Bennett                 By: /s/ Thomas J. Cavalier
-----------------------                    ------------------------
Franklin S. Bennett, Jr.                   Thomas J. Cavalier
Secretary                                  President